Exhibit 5.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

April 28, 2021

First US Bancshares, Inc.

3291 U.S. Highway 280

Birmingham, Alabama 35243

Re:            Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to First US Bancshares, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 200,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that may be issued to satisfy the general unsecured obligations of the Company under the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of the Company’s Certificate of Incorporation and Bylaws, the corporate proceedings taken by the Company in connection with the Registration Statement and the issuance of the Shares, the Plan and other documents and instruments as we have deemed appropriate as a basis for the opinions expressed below. Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable.

In rendering the opinion expressed above, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

The foregoing opinion is limited to the Delaware General Corporation Law, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Maynard, Cooper & Gale, P.C.

By: /s/ Maynard, Cooper & Gale, P.C.